Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	CONTACT: Maria E. Cantor (617) 621-2208
ARIAD ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK
Cambridge, MA, August 3, 2009 — ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) announced today that it intends to offer, subject to market and other conditions, 17,000,000 shares of its common stock in an underwritten public offering. ARIAD expects to grant the underwriters a thirty-day option to purchase up to 2,550,000 additional shares to cover over-allotments, if any.
Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD, plans to purchase between $3 million and $5 million of stock in the offering.
Oppenheimer & Co. Inc. is acting as the sole bookrunner and lead manager for the offering. Lazard Capital Markets, LLC is acting as the co-manager of the offering.
The securities described above are being offered by ARIAD pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering. The offering may be made only by means of a prospectus, copies of which may be obtained, when available, from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 300 Madison Avenue, 5th Floor, New York, NY 10017, by telephone at (212) 667-8563, by facsimile at (212) 667-6141 or via e-mail at EquityProspectus@opco.com
This press release includes forward-looking statements. For these statements, ARIAD claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the public offering. A review of these risks can be found in ARIAD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, the prospectus to be filed with the Securities and Exchange Commission in connection with the offering and other reports and documents filed with the Securities and Exchange Commission.
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